The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
Subject to Completion, Preliminary Pricing Supplement dated March 5, 2013
Filed Pursuant to Rule 424(b)(2) Registration No. 333-172562
PRELIMINARY PRICING SUPPLEMENT NO. 2013—CMTNH0054 DATED MARCH     , 2013
(TO UNDERLYING SUPPLEMENT NO. 2 DATED DECEMBER 27, 2012, PROSPECTUS SUPPLEMENT
DATED DECEMBER 20, 2012 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM SENIOR NOTES, SERIES H
CITIGROUP INC.
Buffered Return Optimization Securities Linked to the Russell 2000® Index due on or about March 31, 2015

Unlike ordinary debt securities, the Buffered Return Optimization Securities Linked to the Russell 2000® Index due on or about March 31, 2015, which we refer to as the securities, do not pay interest and do not guarantee the return of all of the stated principal amount at maturity.  At maturity, you will receive, for each $10 stated principal amount of securities that you then hold, an amount in cash that will vary depending upon the percentage change in the closing level of the Russell 2000® Index, which we refer to as the underlying index, from the trade date to the final valuation date and which may be significantly less than the stated principal amount of the securities.  The securities are unsecured debt securities issued by Citigroup Inc. The securities may have limited or no liquidity, and you may lose up to 90% of your investment.  All payments on the securities are subject to the credit risk of Citigroup Inc.  If we were to default on our obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
¾	The securities will mature on March , 2015 (expected to be March 31, 2015). We will not make any payments on the securities prior to maturity.
¾	The minimum investment amount will be 100 Securities. The stated principal amount is $10 per Security.
¾
The issue price is $10.00 per Security for brokerage accounts and $9.80 per Security for fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor.  See “Plan of Distribution; Conflicts of Interest” for more information.

¾	At maturity, you will receive, for each $10 stated principal amount of securities that you then hold, an amount in cash equal to:
¾	If the underlying return is greater than zero:
$10 + ($10 × the lesser of (i) underlying return × multiplier and (ii) the maximum gain)
¾	If the underlying return is less than or equal to zero but greater than or equal to –10%:
$10
¾	If the underlying return is less than –10%:
$10 + [$10 × (underlying return + 10%)]
If the closing level of the underlying index declines by more than 10% from the trade date to the final valuation date, your payment at maturity will be less than the $10 stated principal amount per security by a percentage equal to the underlying index's decline in excess of 10%.
¾
The stated payout on the securities, including any repayment of the stated principal amount, will only be paid by the issuer at maturity.  You may incur a substantial loss if you are able to sell your securities prior to maturity.

¾	The multiplier is 2.00.
¾	The underlying return will be a fraction equal to (i) the final level minus the initial level, divided by (ii) the initial level.
¾	The final level will equal the closing level of the underlying index on the final valuation date.
¾	The initial level will equal , the closing level of the underlying index on the trade date.
¾	The trade date will be March , 2013 (expected to be March 25, 2013).
¾	The final valuation date will be March , 2015 (expected to be March 25, 2015), subject to postponement if such date is not a scheduled trading day or a market disruption event occurs.
¾	The buffer amount is 10%.
¾	The maximum gain will equal 16% to 20%. The actual maximum gain will be determined on the trade date.
¾
Investing in the securities is not equivalent to investing directly in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the underlying index or the stocks that constitute the underlying index.

¾	The securities will not be listed on any exchange.
¾	In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the securities remains the same.
¾	The CUSIP for the securities is 173095837. The ISIN for the securities is US1730958378.

Investing in the Securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Securities” beginning on page PS-6.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.
	Per Security	Total
Public Offering Price(1)	$ 10.00	$
Underwriting Discount(1)	$ 0.20	$
Proceeds to Citigroup Inc.	$ 9.80	$
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Inc. and the lead agent for the sale of the securities, will receive an underwriting discount of $0.20 for each security sold in this offering to brokerage accounts and no underwriting discount for each security sold in this offering to fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor. UBS Financial Services Inc., acting as agent for sales of the securities, has agreed to purchase from Citigroup Global Markets Inc., and Citigroup Global Markets Inc. has agreed to sell to UBS Financial Services Inc., all of the securities sold in this offering for $9.80 per security, which includes the underwriting discount to the extent applicable. UBS Financial Services Inc. proposes to offer the securities to brokerage accounts at a price of $10.00 per security and to fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor at a price of $9.80 per security. UBS Financial Services Inc. will receive an underwriting discount of $0.20 per security for each security it sells to brokerage accounts but will not receive any sales commission with respect to sales to fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors Relating to the Securities” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the securities to purchasers on or about March 28, 2013.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

KEY TERMS
Issuer:	Citigroup Inc.
Aggregate stated principal amount:	$
Stated principal amount:	$10 per security (subject to a minimum investment of 100 securities)
Issue price:	• $10.00 per security for brokerage accounts; • $9.80 per security for fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor
Interest:	None
Trade date:	March , 2013 (expected to be March 25, 2013)
Settlement date:	March , 2013 (three business days after the trade date)
Final valuation date:	March , 2015 (expected to be March 25, 2015), subject to postponement if such date is not a scheduled trading day or a market disruption event occurs
Maturity date:	March , 2015 (expected to be March 31, 2015)
Underlying index:	Russell 2000® Index
Payment at maturity per security:
■ If the underlying return is greater than zero:
$10 + ($10 × the lesser of (i) underlying return × multiplier and (ii) the maximum gain)
■ If the underlying return is less than or equal to zero but greater than or equal to –10%:
$10
■ If the underlying return is less than –10%:
$10 + [$10 × (underlying return + 10%)]:
If the final level is more than 10% less than the initial level (regardless of the closing level of the underlying index at any other time during the term of the securities), your payment at maturity will be less than the $10 stated principal amount per security by a percentage equal to the underlying index's decline in excess of the buffer amount, and could be as low as $1 per security.  All payments on the securities are subject to the credit risk of Citigroup Inc.

Buffer amount:	10%
Initial level:	, the closing level of the underlying index on the trade date
Final level:	The closing level of the underlying index on the final valuation date
Maximum gain:	16% to 20% (to be set on the trade date) per security
Multiplier:	2.00
Underlying return:	(final level – initial level) / initial level
CUSIP:	173095837
ISIN:	US1730958378
Listing:	The securities will not be listed on any securities exchange.
Index publisher:	Russell Investment Group (“Russell”)
Risk factors:	Please see “Risk Factors Relating to the Securities” beginning on page PS-6.
Agents:	Citigroup Global Markets Inc., our affiliate, as lead agent, and UBS Financial Services Inc., as agent, each acting as principal
Calculation agent:	Citigroup Global Markets Inc.
Trustee:	The Bank of New York Mellon, as trustee under an indenture dated as of March 15, 1987
Clearing and settlement:	DTC

SUMMARY INFORMATION—Q&A

What Are the Securities?

The Buffered Return Optimization Securities Linked to the Russell 2000® Index due on or about March 31, 2015, or the securities, are investments linked to the performance of the Russell 2000® Index. We refer to the Russell 2000® Index as the “underlying index.” The securities offer a potential return at maturity based on the performance of the underlying index, with an enhanced participation in any increase in the closing level of the underlying index from the trade date to the final valuation date, subject to the maximum gain (as defined below), and buffered downside exposure to any decrease in the closing level of the underlying index from the trade date to the final valuation date.  If the closing level of the underlying index declines by more than 10% from the trade date to the final valuation date, you will lose a percentage of the stated principal amount of your securities at maturity equal to the percentage by which the underlying index’s decline exceeds 10%. The securities do not pay periodic interest or dividends.  The return on the securities, if any, will be based upon the closing level of the underlying index on the final valuation date.  The issuer will only pay the stated payout, including any repayment of the stated principal amount, at maturity.

At maturity you will receive for each security you hold a payment at maturity, which may be greater than, equal to or less than the stated principal amount of the securities, based on the percentage change in the closing level of the underlying index from the trade date to the final valuation date.  See “What Will I Receive at Maturity of the Securities?” below.

The securities will mature on March    , 2015 (expected to be March 31, 2015) and do not provide for earlier redemption by you or by us.  The final valuation date will be March    , 2015 (expected to be March 25, 2015), subject to postponement if such date is not a scheduled trading day or a market disruption event occurs.  The securities are a series of unsecured senior debt securities issued by Citigroup Inc. The securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the stated principal amount of your investment at maturity is not guaranteed.  All payments on the securities are subject to the credit risk of Citigroup Inc.  Each security represents a stated principal amount of $10.

You may transfer the securities only in units of $10 and integral multiples of $10.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances.  Instead, we will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the securities by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the securities through the accounts those systems maintain with DTC.  You should refer to the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

What Will I Receive at Maturity of the Securities?

The securities will mature on March    , 2015 (expected to be March 31, 2015).  At maturity you will receive for each security you hold an amount in cash (the “payment at maturity”), which may be greater than, equal to or less than the stated principal amount of the securities, based on the percentage change in the closing level of the underlying index from the trade date to the final valuation date. We refer to the percentage change in the closing level of the underlying index from the trade date to the final valuation date as the “underlying return.” We refer to the closing level of the underlying index on the trade date as the “initial level,” which is     .  We refer to the closing level of the underlying index on the final valuation date as the “final level.”  If the underlying return is positive, your payment at maturity will be greater than the $10 stated principal amount, but by no more than the “maximum gain” of 16% to 20% (to be set on the trade date) of the stated principal amount per security, as described below.  If the underlying return is zero or negative, your payment at maturity will be no greater than $10 and could be as low as $1 per security, as described below.

•
If the underlying return is positive, your payment at maturity per security will equal the $10 stated principal amount plus a return equal to $10 multiplied by the lesser of (i) the underlying return multiplied by the multiplier of 2.00 and (ii) the maximum gain.

•
If the underlying return is zero or negative but the underlying index declines by a percentage less than or equal to the 10% buffer amount, your payment at maturity per security will equal the $10 stated principal amount.

•
If the underlying return is negative and the underlying index declines by a percentage more than the 10% buffer amount, your payment at maturity per security will be an amount (which will be less than the $10 stated principal amount) equal to $10 plus the product of (i) $10 and (ii) the sum of (a) the underlying return (which will be negative) and (b) 10%.  Thus, if the underlying return is lower than −10% (regardless of the closing level of the underlying index at any other time during the term of the securities), your payment at maturity will be less than the $10 stated principal amount per security by a percentage equal to the underlying index’s decline in excess of the buffer amount.

Will I Receive Interest or Dividends on the Securities?

No.  We will not make any periodic payments of interest on the securities.  In addition, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of March 1, 2013, had an average dividend yield of 1.93% per year.  If this average dividend yield remained constant for the term of the securities, this would be equivalent to 3.86% (calculated on a simple interest basis) over the approximately 2-year term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

Is There a Possibility of Loss of Principal?

Yes.  If the underlying return is lower than −10%, your payment at maturity will be less than the $10 stated principal amount per security, and you may receive as little as $1 per security.  This will be true even if the closing level of the underlying index exceeds the initial level at one or more times during the term of the securities.  Even if the underlying return is positive, the total yield on the securities may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Inc. of comparable maturity.  You should refer to “Risk Factors Relating to the Securities—Potential for a Lower Comparative Yield” in this pricing supplement.

Where Can I Find Examples of Hypothetical Maturity Payments?

For examples of hypothetical maturity payments, see “Description of the Securities—What You Could Receive at Maturity—Hypothetical Examples” in this pricing supplement.

Who Publishes the Russell 2000® Index and What Does It Measure?

All information on the Russell 2000® Index provided in this pricing supplement is derived from publicly available sources. The Russell 2000® Index is published by Russell Investment Group (“Russell”) and is intended to provide a barometer of the investable small capitalization segment of the U.S. equity markets. The Russell 2000® Index includes the stocks of the 2000 smallest companies, according to market capitalization, in the Russell 3000® Index.  For further information on the Russell 2000® Index, including its makeup, method of calculation and changes in its components, see “Equity Index Descriptions—Russell Indices” in the accompanying underlying supplement.

An investment in the securities does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the Russell 2000® Index.

How Has the Underlying Index Performed Historically?

We have provided a table showing the high, low and end-of-period closing levels of the underlying index for each quarter in the period from January 2, 2008 to March 1, 2013 as well as a graph showing the daily closing levels of the underlying index on each day such closing levels were available for that same period. You can find the table and the graph in the section “Description of the Russell 2000® Index—Historical Data on the Russell 2000® Index” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the underlying index in recent years. However, past performance is not indicative of how the underlying index will perform in the future.

What Are the U.S. Federal Tax Consequences of Investing in the Securities?

Please refer to the section “United States Federal Tax Considerations” in this pricing supplement and consult your tax advisers regarding the U.S. federal tax consequences of an investment in the securities.

Will the Securities Be Listed on a Stock Exchange?

The securities will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc.?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers.

What Is the Role of Citigroup Inc.’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc. (“Citigroup Global Markets”), is the lead agent for the offering and sale of the securities.  After the initial offering, Citigroup Global Markets intends to make a secondary market in relation to the securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets shall be determined in Citigroup Global Markets’ sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the securities and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the securities, the price may, or may not, be at a discount from the stated principal amount.  You should refer to “Risk Factors Relating to the Securities” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets will also act as calculation agent for the securities.  As calculation agent, Citigroup Global Markets will make determinations with respect to the securities.  You should refer to “Risk Factors Relating to the Securities—The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Securities” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Inc.’s Hedging Activity?

We expect to hedge our obligations under the securities through one or more of our affiliates. This hedging activity will likely involve trading in the underlying index, the stocks that constitute the underlying index and/or in instruments, such as options, swaps or futures, related to the underlying index, the underlying index and/or the stocks that constitute the underlying index. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your securities in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of a profit, even if the value of the securities declines. You should refer to “Risk Factors Relating to the Securities—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” and “Risk Factors Relating to the Securities—Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Securities” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Securities?

See “Benefit Plan Investor Considerations” in this pricing supplement for a description of certain limitations on purchases of the securities.

Are There Any Risks Associated With My Investment?

Yes, the securities are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Securities” in this pricing supplement.

RISK FACTORS RELATING TO THE SECURITIES

Because the terms of the securities differ from those of conventional debt securities in that the securities pay no interest and your payment at maturity will be based on the percentage change in the closing level of the underlying index from the trade date to the final valuation date, an investment in the securities entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the closing level of the underlying index and other events that are difficult to predict and beyond our control.

You Risk Losing up to 90% of the Stated Principal Amount

The securities differ from ordinary debt securities in that Citigroup Inc. will not necessarily repay the full stated principal amount of the securities.  Citigroup Inc. will only pay you the stated principal amount of your securities if the final level has not declined from the initial level by a percentage more than the buffer amount of 10% and will only make such payment at maturity.  If the final level has declined from the initial level by a percentage more than the buffer amount, meaning the underlying return is lower than −10%, Citigroup Inc. will pay you less than the full stated principal amount, resulting in a loss of the stated principal amount that is equal to the depreciation of the underlying index from the trade date to the final valuation date in excess of the buffer amount.  Accordingly, if the underlying index has declined by more than 10% from the initial level to the final level, you risk losing up to 90% of your stated principal amount.

No Interest Payments

Citigroup Inc. will not make periodic interest payments on the securities, and the return on the securities is limited to the performance of the underlying index from the trade date to the final valuation date, subject to the maximum gain.

Downside Market Exposure to the Underlying Index is Buffered Only if You Hold the Securities to Maturity

Citigroup Inc. will pay you at least the stated principal amount of your securities under the certain limited circumstances described in this pricing supplement only if you hold your securities to maturity. The value of the securities may fluctuate between the date you purchase them and the final valuation date. If you are able to sell your securities in the secondary market prior to maturity, you may have to sell them at a loss even if the underlying index has not declined by more than 10%.  You should be willing to hold your securities to maturity. The buffered downside market exposure provided at maturity is subject to the credit risk of Citigroup Inc. and is not, either directly or indirectly, an obligation of any third party.

The Multiplier Applies Only if You Hold the Securities to Maturity

You should be willing to hold your securities to maturity.  If you are able to sell your securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the securities themselves, and the return you realize may be less than two-times the underlying index’s return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier only if you hold your securities to maturity.

The Appreciation Potential of the Securities is Limited by the Maximum Gain

The appreciation potential of the securities is limited by the maximum gain of 16% to 20% per security, resulting in a maximum payment at maturity of $11.60 to $12.00 per security. The actual maximum gain and, therefore, the maximum payment at maturity, will be set on the trade date. Although the multiplier provides for a return of two times any increase in the final level over the initial level, because the payment at maturity will be limited by the maximum gain, any increase in the final level over the initial level by more than 8% to 10% (half the maximum gain, which will be set on the trade date) of the initial level will not increase the return on the securities. As a result, your return on the securities may be less than the return on a hypothetical direct investment in the underlying index.

The Securities Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Value of the Securities

You are subject to the credit risk of Citigroup Inc.  If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

Volatility of the Underlying Index

Historically, the value of the underlying index has been volatile. From January 2, 2008 to March 1, 2013, the closing level of the underlying index has been as low as 343.26 and as high as 932.00.  The volatility of the underlying index may result in your receiving a payment at maturity that is less than the $10 stated principal amount of each security and possibly as low as $1 per security, even if the underlying index has appreciated over one or more other periods during the term of the securities before depreciating to below the initial level on the final valuation date.

Potential for a Lower Comparative Yield

The securities do not pay any periodic interest.  As a result, if the final level does not increase sufficiently from the initial level, taking into account the multiplier, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Inc. of comparable maturity.

The Value of the Securities Will Be Influenced by Many Unpredictable Factors

Several factors will influence the value of the securities and the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in the secondary market, including: the level and volatility (frequency and magnitude of changes in level or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the level of the underlying index, interest and yield rates in the market, time remaining until the securities mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The level of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that this volatility will lessen.  See “Description of the Russell 2000® Index—Historical Data on the Russell 2000® Index” below.  You must hold your securities to maturity to receive the stated payout from the issuer, including any repayment of the stated principal amount.  You may receive less, and possibly significantly less, than the stated principal amount of the securities if you try to sell your securities prior to maturity, even if the underlying index level is above the initial level at that time.

The Historical Performance of the Underlying Index Is Not an Indication of Its Future Performance

The historical performance of the underlying index, which is included in this pricing supplement, should not be taken as an indication of its future performance during the term of the securities. You cannot predict the future performance of the underlying index based on its historical performance.

The Payment at Maturity on Your Securities Is Not Based on the Level of the Underlying Index at Any Time Other than the Final Valuation Date

The final level and the underlying return will be based solely on the closing level of the underlying index on the final valuation date (subject to adjustments as described in this pricing supplement). Therefore, if the closing level of the underlying index drops precipitously on the final valuation date, the payment at maturity on your securities that Citigroup Inc. pays you may be significantly less than it would otherwise have been had the payment at maturity been linked to the closing level of the underlying index at a time prior to such drop. Although the closing level of the underlying index on the maturity date or at other times during the life of your securities may be higher than the closing level of the underlying index on the final valuation date, you will not benefit from the closing level of the underlying index at any time other than the final valuation date.

Investing in the Securities Is Not Equivalent to Investing in the Underlying Index

Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index, which as of March 1, 2013, had an average dividend yield of 1.93% per year.  If this average dividend yield were to remain constant for the term of the securities, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of 3.86% (calculated on a simple interest basis) over the approximately 2-year term of the securities by investing in the securities instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

Adjustments to the Underlying Index Could Adversely Affect the Value of the Securities

The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the level of the underlying index. The underlying index publisher may also discontinue or suspend calculation or publication of the underlying index at any time. In this circumstance, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

You Will Have No Rights Against the Underlying Index Publisher

You will have no rights against the underlying index publisher, even though any amount you receive at maturity will depend on the closing level of the underlying index. The underlying index publisher is not in any way involved in this offering and has no obligations relating to the securities or the holders of the securities.

The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, the cost of hedging our obligations under the securities and, for brokerage accounts, the underwriting discount paid with respect to the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. Any secondary market price for the securities is also likely to be reduced by the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The Securities Will Not Be Listed on Any Securities Exchange, and Secondary Trading May Be Limited

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

Citigroup Global Markets intends to make a secondary market in relation to the securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets shall be determined in Citigroup Global Markets’ sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the securities and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the securities, the price may, or may not, be at a discount from the stated principal amount.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Securities

Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial level, the final level and the underlying return and will calculate the amount of cash you will receive at maturity.  Determinations made by Citigroup Global Markets in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor index in the event of discontinuance of the underlying index and the calculation of the final level in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the amount payable at maturity.  Therefore, there may be a conflict between our connection to the calculation agent and your interests as an investor in the securities.

Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Securities

One or more of our affiliates expect to hedge our obligations under the securities and will carry out hedging activities related to the securities (and other instruments linked to the underlying index and/or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index and/or in instruments, such as options, swaps or futures related to the underlying index and/or the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the trade date could potentially increase the initial level and, as a result, could increase the level at which the underlying index must close on the final valuation date before an investor receives a payment at maturity that exceeds the stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the final valuation date, could adversely affect the closing level of the underlying index on the final valuation date and, accordingly, the amount of cash an investor will receive at maturity.

The U.S. Federal Tax Consequences of an Investment in the Securities Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the Securities, the tax consequences of the ownership and disposition of the securities might be affected materially and adversely.  As described below under “Description of Securities—United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “Description of Securities—United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Potentially Inconsistent Research, Opinions or Recommendations by Citigroup Global Markets, UBS Financial Services Inc. or their Respective Affiliates

Citigroup Global Markets, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Any research, opinions or recommendations expressed by Citigroup Global Markets, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the underlying index.

DESCRIPTION OF THE SECURITIES

You should read this pricing supplement together with the accompanying underlying supplement, prospectus supplement and prospectus before making your decision to invest in the Securities. The description in this pricing supplement of the particular terms of the Securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the underlying supplement, prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for December 20, 2012 and December 27, 2012 on the SEC Web site):

▪	Underlying Supplement No. 2 dated December 27, 2012: http://www.sec.gov/Archives/edgar/data/831001/000095010312006948/dp35034_424b2-underlying.htm

▪	Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011: http://sec.gov/Archives/edgar/data/831001/000119312512509203/d448811d424b2.htm

General

The Buffered Return Optimization Securities Linked to the Russell 2000® Index due on or about March 31, 2015 (the “Securities”) are investments linked to the performance of the Russell 2000® Index. We refer to the Russell 2000® Index as the “Underlying Index.”  The Securities offer a potential return at maturity based on the performance of the Underlying Index, with an enhanced participation in any increase in the Closing Level of the Underlying Index from the Trade Date to the Final Valuation Date, subject to the Maximum Gain, and buffered downside exposure to any decrease in the Closing Level of the Underlying Index from the Trade Date to the Final Valuation Date.  If the Closing Level of the Underlying Index declines by more than 10% from the Trade Date to the Final Valuation Date, you will lose a percentage of the stated principal amount of your Securities at maturity equal to the percentage by which the Underlying Index’s decline exceeds 10%. The Securities do not pay periodic interest or dividends.  The return on the Securities, if any, will be based upon the Closing Level of the Underlying Index on the Final Valuation Date.  The issuer will only pay the stated payout, including any repayment of the stated principal amount, at maturity.

At maturity you will receive for each Security you hold a Payment at Maturity, which may be greater than, equal to or less than the $10 stated principal amount of the Securities, based on the percentage change in the Closing Level of the Underlying Index from the Trade Date to the Final Valuation Date.  We refer to the percentage change in the Closing Level of the Underlying Index from the Trade Date to the Final Valuation Date as the “Underlying Return.”

•
If the Underlying Return is positive, your Payment at Maturity per Security will equal the $10 stated principal amount per Security plus a return equal to $10 multiplied by the lesser of (i) the Underlying Return multiplied by the Multiplier of 2.00 (the “Multiplier”) and (ii) the Maximum Gain of 16% to 20% (to be set on the Trade Date) per Security (the “Maximum Gain”).

•
If the Underlying Return is zero or negative but the Underlying Index declines by a percentage less than or equal to the 10% Buffer Amount, your Payment at Maturity per Security will equal the $10 stated principal amount per Security.

•
If the Underlying Return is negative and the Underlying Index declines by a percentage more than the 10% Buffer Amount, your Payment at Maturity per Security will be an amount (which will be less than the $10 stated principal amount) equal to $10 plus the product of (i) $10 and (ii) the sum of (a) the Underlying Return (which will be negative) and (b) 10%.  Thus, if the Underlying Return is lower than −10% (regardless of the Closing Level of the Underlying Index at any other time during the term of the Securities), your Payment at Maturity per Security will be less than the $10 stated principal amount per Security by an amount equal to the Underlying Index’s decline in excess of the Buffer Amount.  At maturity you could receive an amount that is up to 90% less than the stated principal amount per Security.

We will not make any periodic payments of interest on the Securities.  Additionally, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the Underlying Index, which as of March 1, 2013, had an average dividend yield of 1.93% per year.  If this average dividend yield remained constant for the term of the Securities, this would be equivalent to 3.86% (calculated on a simple interest basis) over the approximately 2-year term of the Securities.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

All payments that become due on the Securities are subject to the credit risk of Citigroup Inc.  The Securities are debt securities issued under the senior debt indenture described in the accompanying prospectus supplement and prospectus. The aggregate stated principal amount of Securities issued will be $            (               Securities).  The Securities will constitute part of the senior debt of Citigroup Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The Securities will be issued only in fully registered form and in denominations of $10 per Security and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Securities and of the senior debt indenture under which the Securities will be issued.

Payment at Maturity

The Securities will mature on March    , 2015 (expected to be March 31, 2015) (the “Maturity Date”).  At maturity you will receive for each Security you hold an amount in cash (the “Payment at Maturity”), which may be greater than, equal to or less than the stated principal amount of the Securities. Your Payment at Maturity could be up to 90% less than the $10 stated principal amount per Security, resulting in a Payment at Maturity as low as $1 per Security.

The Payment at Maturity will be based on the Underlying Return.  The Underlying Return will be calculated as follows:

Final Level – Initial Level Initial Level

The “Initial Level” is equal to        , the Closing Level of the Underlying Index on the Trade Date.

The “Final Level” will be equal to the Closing Level of the Underlying Index on the Final Valuation Date.

Your Payment at Maturity will depend on whether the Underlying Return is positive, zero or negative and will be determined as follows:

•	If the Underlying Return is greater than zero, your Payment at Maturity will equal:

$10 + ($10 × the lesser of (i) Underlying Return × Multiplier and (ii) the Maximum Gain)

The “Multiplier” equals 2.00.

The “Maximum Gain” will equal 16% to 20% (to be determined on the Trade Date) per Security.

•	If the Underlying Return is less than or equal to zero but greater than or equal to –10%, your Payment at Maturity will be $10 per Security.

•	If the Underlying Return is less than –10%, your Payment at Maturity will equal:

$10 + [$10 × (Underlying Return + 10%)]

Thus, if the Closing Level of the Underlying Index decreases by more than the 10% Buffer Amount from the Trade Date to the Final Valuation Date, the Underlying Return will be lower than –10% and your Payment at Maturity will be less than $10 per Security and could be as low as $1 per Security.

The “Buffer Amount” equals 10%.

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The “Calculation Agent” means Citigroup Global Markets Inc. (“Citigroup Global Markets”), an affiliate of Citigroup Inc., or any successor appointed by Citigroup Inc..

The “Closing Level” of the Underlying Index on any date of determination will be the closing level of the Underlying Index on such day as published by the Underlying Index Publisher (as defined below), subject to the terms described under “—Discontinuance or Material Modification of the Underlying Index” below.  If the closing level is not published by the Underlying Index Publisher on any date of determination, the Closing Level on that date will be the closing level of the Underlying Index as calculated by the Calculation Agent in accordance with the formula for and method of calculating the Underlying Index last in effect prior to the failure to publish, but using only those securities included in the Underlying Index immediately prior to such failure to publish.  If a Market Disruption Event (as defined below) occurs with respect to the Underlying Index on any date of determination, the Calculation Agent may, in its sole discretion, determine the Closing Level of the Underlying Index on such date either (x) pursuant to the immediately preceding sentence (using its good faith estimate of the value of any security included in the Underlying Index as to which an event giving rise to the Market Disruption Event has occurred) or (y) if available, using the closing level of the Underlying Index on such day as published by the Underlying Index Publisher.

The “Final Valuation Date” means March    , 2015 (expected to be March 25, 2015).  If the originally scheduled Final Valuation Date is not a Scheduled Trading Day, the Final Valuation Date may be postponed by the Calculation Agent, but not past the Scheduled Trading Day immediately prior to the Maturity Date.  In addition, if a Market Disruption Event occurs on the originally scheduled Final Valuation Date, the Calculation Agent may postpone the Final Valuation Date as described above in the definition of “Closing Level.”

The “Settlement Date” means March    , 2013 (three Business Days after the Trade Date).

The “Trade Date” means the date on which the Securities are priced for initial sale to the public (expected to be March 25, 2013).

The “Underlying Index Publisher” means Russell Investment Group.

What You Could Receive at Maturity—Hypothetical Examples

The following table, hypothetical examples and graph are based on a stated principal amount per Security of $10, an Issue Price of $10 per Security, a Multiplier of 2.00 and a Buffer Amount of 10% and assume an Initial Level of 900 and a Maximum Gain of 16.00%.  The actual Initial Level and Maximum Gain will be determined on the Trade Date.  Numbers in the table and examples below have been rounded for ease of analysis.

You will not be entitled to receive any dividends paid on the stocks that constitute the Underlying Index. As of March 1, 2013, the average dividend yield of the Underlying Index was 1.93% per year.  If this dividend yield remained constant for the term of the Securities, this would be equivalent to 3.86% (calculated on a simple interest basis) over the approximately 2-year term of the Securities.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this average dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the Securities.

Table of Hypothetical Payments at Maturity

Final Level	Underlying Return	Payment at Maturity per Security	Securities Total Return at Maturity per $10 Issue Price1
1,800	100.00%	$11.60	16.00%
1,710	90.00%	$11.60	16.00%
1,620	80.00%	$11.60	16.00%
1,530	70.00%	$11.60	16.00%
1,440	60.00%	$11.60	16.00%
1,350	50.00%	$11.60	16.00%
1,260	40.00%	$11.60	16.00%
1,170	30.00%	$11.60	16.00%
1,080	20.00%	$11.60	16.00%
990	10.00%	$11.60	16.00%
972	8.00%	$11.60	16.00%
945	5.00%	$11.00	10.00%
900	0.00%	$10.00	0.00%
855	-5.00%	$10.00	0.00%
810	-10.00%	$10.00	0.00%
792	-12.00%	$9.80	-2.00%
720	-20.00%	$9.00	-10.00%
630	-30.00%	$8.00	-20.00%
540	-40.00%	$7.00	-30.00%
450	-50.00%	$6.00	-40.00%
360	-60.00%	$5.00	-50.00%
270	-70.00%	$4.00	-60.00%
180	-80.00%	$3.00	-70.00%
90	-90.00%	$2.00	-80.00%
0	-100.00%	$1.00	-90.00%
1 The “total return” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 stated principal amount Security to the issue price of $10 per Security.

Example 1 – The Closing Level of the Underlying Index increases 5.00% from the Initial Level of 900.00 to a Final Level of 945.00, resulting in an Underlying Return of 5.00%.  Because the Underlying Return of 5.00% multiplied by 2.00 is less than the Maximum Gain of 16.00%, Citigroup Inc. will pay a Payment at Maturity calculated as follows per $10 stated principal amount Security:

$10 + ($10 × Underlying Return × Multiplier)

$10 + ($10 × 5.00% × 2.00) = $10 + $1.00 = $11.00

The Payment at Maturity of $11.00 per $10 stated principal amount Security represents a return on the stated principal amount of 10%, which corresponds to a total return on the Securities of 10%.

Example 2 – The Closing Level of the Underlying Index increases 20.00% from the Initial Level of 900.00 to a Final Level of 1,080.00, resulting in an Underlying Return of 20.00%.  Because the Underlying Return of 20.00% multiplied by 2.00 is greater than the Maximum Gain of 16.00%, Citigroup Inc. will pay a Payment at Maturity calculated as follows per $10 stated principal amount Security:

$10 + ($10 × Maximum Gain)

$10+ ($10 × 16.00%) = $10 + $1.60 = $11.60

The Payment at Maturity of $11.60 per $10 stated principal amount Security, which is the maximum payment on the Securities, represents a return on the stated principal amount equal to the Maximum Gain of 16.00%, which corresponds to a total return on the Securities of 16.00%.  In this scenario, an investment in the Securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the Underlying Index without a Maximum Gain.

Example 3 – The Closing Level of the Underlying Index decreases 5.00% from the Initial Level of 900.00 to a Final Level of 855.00, resulting in an Underlying Return of –5.00%.  Because the Underlying Return is negative, but the Underlying Index has declined by a percentage less than the Buffer Amount of 10%, Citigroup Inc. will repay the stated principal amount of the Securities at maturity.

The Payment at Maturity of $10 per $10 stated principal amount Security represents a return on the stated principal amount of 0.00%, which corresponds to a total return on the Securities of 0.00%.

Example 4 – The Closing Level of the Underlying Index decreases 60.00% from the Initial Level of 900.00 to a Final Level of 360.00, resulting in an Underlying Return of –60.00%.  Because the Underlying Return is negative and the Underlying Index has declined by a percentage more than the Buffer Amount of 10%, Citigroup Inc. will pay a Payment at Maturity calculated as follows per $10 stated principal amount Security:

$10 + [$10 × (Underlying Return + 10%)]

$10 + [$10 × (–60.00% + 10%)] = $5.00

The Payment at Maturity of $5.00 per $10 stated principal amount Security represents a loss on the stated principal amount of 50%, which is equal to the Underlying Return of –60.00% plus the Buffer Amount and corresponds to a total loss on the Securities of 50.00%.

If the Underlying Return is negative and the Underlying Index has declined by a percentage more than the Buffer Amount of 10%, at maturity Citigroup Inc. will pay less than the full stated principal amount, resulting in a loss of principal to investors that is equal to the depreciation of the Underlying Index from the Trade Date to the Final Valuation Date in excess of the Buffer Amount.

Hypothetical Maturity Payment Graph

Consequences of a Market Disruption Event; Postponement of the Final Valuation Date

If a Market Disruption Event occurs on the scheduled Final Valuation Date, the Calculation Agent may, but is not required to, postpone the Final Valuation Date to the next succeeding Scheduled Trading Day (as defined below) on which a Market Disruption Event (as defined below) does not occur; provided that the Final Valuation Date may not be postponed past the fifth Scheduled Trading Day immediately following the date that was originally scheduled to be the Final Valuation Date or, in any event, past the Scheduled Trading Day immediately preceding the Maturity Date.  If the scheduled Final Valuation Date is not a Scheduled Trading Day, the Final Valuation Date will be postponed to the earlier of (i) the next succeeding day that is a Scheduled Trading Day and (ii) the Business Day immediately preceding the Maturity Date.

If a Market Disruption Event occurs on the Final Valuation Date and the Calculation Agent does not postpone the Final Valuation Date, or if the Final Valuation Date is postponed for any reason to the last date to which it may be postponed, in each case as described above, then the Closing Level will be determined as set forth in the definition of “Closing Level” above.

Under the terms of the Securities, the Calculation Agent will be required to exercise discretion in determining (i) whether a Market Disruption Event has occurred; (ii) if a Market Disruption Event occurs, whether to postpone the Final Valuation Date as a result of the Market Disruption Event; and (iii) if a Market Disruption Event occurs on the Final Valuation Date and the Closing Level is available, whether to determine the Closing Level using the available level or by reference to the alternative procedure described in the definition of “Closing Level.”  In exercising this discretion, the Calculation Agent will be required to act in good faith and using its reasonable judgment, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our ability or the ability of our hedging counterparty, which may be an affiliate of ours, to adjust or unwind all or a material portion of any hedge with respect to the Securities.

Certain Definitions

The “Closing Time” on any day for any Exchange or Related Exchange is the Scheduled Closing Time for such Exchange or Related Exchange on such day or, if earlier, the actual closing time of such Exchange or Related Exchange on such day.

An “Exchange” means, with respect to any security included in the Underlying Index, the principal exchange or market on which trading in such security occurs.

An “Exchange Business Day” means any Scheduled Trading Day on which the Exchange(s) for each security included in the Underlying Index and each Related Exchange for the Underlying Index are open for trading during their respective regular trading sessions, notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time.

A “Market Disruption Event” means, as determined by the Calculation Agent,

(1)           the occurrence or existence of any suspension of or limitation imposed on trading by the relevant Exchange or otherwise (whether by reason of movements in price exceeding limits permitted by the relevant Exchange or otherwise) relating to securities that comprise 20 percent or more of the level of the Underlying Index, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Exchange;

(2)           the occurrence or existence of any suspension of or limitation imposed on trading by any Related Exchange for the Underlying Index or otherwise (whether by reason of movements in price exceeding limits permitted by the Related Exchange or otherwise) in futures or options contracts relating to such Underlying Index, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Related Exchange;

(3)           the occurrence or existence of any event (other than an Early Closure (as defined below)) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, securities that comprise 20 percent or more of the level of the Underlying Index on their relevant Exchanges, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Exchange;

(4)           the occurrence or existence of any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Underlying Index on any Related Exchange for the Underlying Index, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Related Exchange;

(5)           the closure on any Exchange Business Day for the Underlying Index of the Exchange(s) for securities comprising 20 percent or more of the level of the Underlying Index or any Related Exchange for the Underlying Index prior to its Scheduled Closing Time unless such earlier closing time is announced by such Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange or Related Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the Exchange or Related Exchange system for execution at the Scheduled Closing Time of such Exchange or Related Exchange on such Exchange Business Day (an “Early Closure”); or

(6)           the failure of the Exchange for any security included in the Underlying Index or any Related Exchange for the Underlying Index to open for trading during its regular trading session.

For purposes of this definition, the relevant percentage contribution of a security included in the Underlying Index to the level of the Underlying Index will be based on a comparison of the portion of the level of the Underlying Index attributable to that security to the level of the Underlying Index, in each case immediately before the applicable event that, if the 20 percent threshold is met, would be a Market Disruption Event.

A “Related Exchange” for the Underlying Index means each exchange where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Underlying Index.

The “Scheduled Closing Time” on any day for any Exchange or Related Exchange is the scheduled weekday closing time of such Exchange or Related Exchange on such day, without regard to after hours or any other trading outside of the regular trading session hours.

A “Scheduled Trading Day” means, as determined by the Calculation Agent, a day on which the Exchange(s) for securities comprising more than 80 percent of the level of the Underlying Index (determined based on a comparison of the portion of the level of the Underlying Index attributable to that security to the level of the Underlying Index, in each case as of the close of the immediately preceding Scheduled Trading Day) and each Related Exchange, if any, for the Underlying Index are scheduled to be open for trading for their respective regular trading sessions.  Notwithstanding the foregoing, the Calculation Agent may, in its sole discretion, deem any day on which a Related Exchange for the Underlying Index is not scheduled to be open for trading for its regular trading session, but on which the Exchange(s) for securities comprising more than 80 percent of the level of the Underlying Index are scheduled to be open for their regular trading sessions, to be a Scheduled Trading Day.

Discontinuance or Material Modification of the Underlying Index

If the Underlying Index is (i) not calculated and announced by the Underlying Index Publisher but is calculated and announced by a successor publisher acceptable to the Calculation Agent or (ii) replaced by a successor index that the Calculation Agent determines, in its sole discretion, uses the same or a substantially similar formula for and method of calculation as used in the calculation of the Underlying Index, in each case the Calculation Agent may deem that index (the “Successor Index”) to be the Underlying Index.  Upon the selection of any Successor Index by the Calculation Agent pursuant to this paragraph, references in this pricing supplement to the original Underlying Index will no longer be deemed to refer to the original Underlying Index and will be deemed instead to refer to that Successor Index for all purposes, and references in this pricing supplement to the Underlying Index Publisher will be deemed to be to the publisher of the Successor Index.  In such event, the Calculation Agent will make such adjustments, if any, to any level of the Underlying Index that is used for purposes of the Securities as it determines are appropriate in the circumstances.  Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee.

If the Underlying Index Publisher (i) announces that it will make a material change in the formula for or the method of calculating the Underlying Index or in any other way materially modifies the Underlying Index (other than a modification prescribed in that formula or method to maintain the Underlying Index in the event of changes in constituent stock and capitalization and other routine events) or (ii) permanently cancels the Underlying Index and no Successor Index is chosen as described above, then the Calculation Agent will calculate the level of the Underlying Index on each subsequent date of determination in accordance with the formula for and method of calculating the Underlying Index last in effect prior to the change or cancellation, but using only those securities included in the Underlying Index immediately prior to such change or cancellation.  Such level, as calculated by the Calculation Agent, will be the relevant Closing Level for all purposes.

Notwithstanding these alternative arrangements, the discontinuance or material modification of the Underlying Index may adversely affect the value of the Securities.

No Redemption

The Securities are not subject to redemption at the option of Citigroup Inc. or any holder prior to maturity.

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities will be determined by the Calculation Agent and will equal, for each Security, the Payment at Maturity, calculated as though the Final Valuation Date were the date of such acceleration.  See “—Payment at Maturity” above.

In case of default in Payment at Maturity of the Securities, no interest will accrue on such overdue payment.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Securities and will also hold the global security representing the Securities as custodian for DTC.  The Bank of New York Mellon, under an indenture dated as of March 15, 1987, will serve as trustee for the Securities.

The CUSIP for the Securities is 173095837.  The ISIN for the Securities is US1730958378.

Calculation Agent

The Calculation Agent for the Securities will be Citigroup Global Markets.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Inc. and the holders of the Securities.  Because the Calculation Agent is an affiliate of Citigroup Inc., potential conflicts of interest may exist between the Calculation Agent and the holders of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due, if any, to holders of the Securities.  Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE RUSSELL 2000® INDEX
General

The Russell 2000® Index is published by Russell Investment Group (“Russell”) and is intended to provide a barometer of the investable small capitalization segment of the U.S. equity markets. The Russell 2000® Index includes the stocks of the 2000 smallest companies, according to market capitalization, in the Russell 3000® Index.  The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell and has been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—Russell Indices—License with Russell” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—Russell Indices” in the accompanying underlying supplement for important disclosures regarding the Underlying Index, including certain risks that are associated with an investment linked to the Underlying Index.

Historical Data on the Russell 2000® Index

The following table sets forth, for each of the quarterly periods indicated, the high, low Closing Levels and end-of-period Closing Levels of the Underlying Index from January 2, 2008 through March 1, 2013.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  These historical data on the Underlying Index are not indicative of the future performance of the Underlying Index or what the value of the Securities may be. Any historical upward or downward trend in the value of the Underlying Index during any period set forth below is not an indication that the Underlying Index is more or less likely to increase or decrease at any time during the term of the Securities, and no assurance can be given as to the Closing Level of the Underlying Index on the Final Valuation Date.

	High	Low	Period End
2008
Quarter
First	753.55	643.97	687.97
Second	763.27	686.07	689.66
Third	754.38	657.72	679.58
Fourth	671.59	385.31	499.45
2009
Quarter
First	514.71	343.26	422.75
Second	531.68	429.16	508.28
Third	620.69	479.27	604.28
Fourth	634.07	562.40	625.39
2010
Quarter
First	690.30	586.49	678.64
Second	741.92	609.49	609.49
Third	677.64	590.03	676.14
Fourth	792.35	669.45	783.65
2011
Quarter
First	843.55	773.18	843.55
Second	865.29	777.20	827.43
Third	858.11	643.42	644.16
Fourth	765.43	609.49	740.92
2012
Quarter
First	846.13	747.28	830.30
Second	840.63	737.24	798.49
Third	864.70	767.75	837.45
Fourth	852.49	769.48	849.35

	High	Low	Period End
2013
Quarter
First (through March 1, 2013)	932.00	872.60	914.73

On March 1, 2013, the Closing Level of the Underlying Index was 914.73.

The following graph sets forth the historical performance of the Underlying Index based on the Closing Level thereof on each Scheduled Trading Day from January 2, 2008 through March 1, 2013. Past movements of the Underlying Index are not indicative of the future level of the Underlying Index.

UNITED STATES FEDERAL TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal tax consequences of the ownership and disposition of the Securities.  It applies only to an initial investor who holds the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;

•	investors holding the Securities as part of a “straddle,” conversion transaction or constructive sale transaction;

•	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”; and

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to their particular U.S. federal tax consequences of holding and disposing of the Securities.

We will not attempt to ascertain whether any of the issuers of the shares that constitute the Underlying Index (the shares hereafter referred to as “Underlying Shares”) should be treated as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or retirement of the Securities.  Non-U.S. persons considering an investment in the Securities should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of Underlying Shares and consult their tax advisers regarding the possible consequences to them if any issuer of Underlying Shares is or becomes a USRPHC.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws or the potential application of the Medicare Contribution Tax.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a Security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the Securities, each holder agrees (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or similar instruments, significant aspects of the treatment of an investment in the Securities are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Retirement of the Securities.  Upon a sale, exchange or retirement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s tax basis in the Securities that are sold, exchanged or retired.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire them.  Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or retirement the U.S. Holder has held the Securities for more than one year.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to them.  It is possible, for example, that the Securities could be treated as debt instruments issued by us.  Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s tax accounting method, in each year that the U.S. Holder held the Securities, the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though we will not be required to make any payment with respect to them prior to maturity.  In addition, any gain on the sale, exchange or retirement of the Securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to them.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•           an individual who is classified as a nonresident alien;
•           a foreign corporation; or
•           a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Retirement of the Securities. Subject to the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income from the Securities is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a fixed base maintained by the Non-U.S. Holder), the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments. Subject to the possible application of Section 897 of the Code, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income in respect of the Security is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder furnishes to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person.

Other U.S. federal income tax treatments of the Securities are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

Amounts paid on the Securities, and the proceeds of a sale, exchange or other disposition of the Securities, may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8 will generally establish an exemption from backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

Prospective investors in the Securities should consult their tax advisers regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated December 20, 2012 among Citigroup Inc. and the Agents listed on Schedule I thereto, including Citigroup Global Markets and UBS Financial Services Inc. (“UBS”), govern the sale and purchase of the Securities.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to Citigroup Global Markets, $       aggregate stated principal amount of Securities (        Securities) for $9.80 per Security. UBS, acting as principal, has agreed to purchase from Citigroup Global Markets, and Citigroup Global Markets has agreed to sell to UBS, all of the Securities sold in this offering for $9.80 per Security. UBS proposes to offer the Securities to brokerage accounts at a price of $10.00 per Security and to fee-based advisory accounts for which UBS is an investment advisor at a price of $9.80 per Security. UBS will receive an underwriting discount of $0.20 per Security for each Security it sells to brokerage accounts but will not receive any sales commission with respect to sales to fee-based advisory accounts for which UBS is an investment advisor.  The underwriting discount, if applicable, will be received by UBS and its financial advisors collectively. If all of the Securities are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Securities will not be listed on any exchange.

In order to hedge its obligations under the Securities, Citigroup Inc. expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates.  You should refer to the section “Risk Factors Relating to the Securities—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Inc.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Securities.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan’s assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Securities and related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less than, adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Securities and assets of a Plan.

Accordingly, the Securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the Securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase or holding of the Securities that (a) it is not a Plan and its purchase and holding of the Securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the Securities shall be required to represent (and deemed to have represented by its purchase of the Securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, (C) the holding of the Securities, or (D) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any Securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Inc.

Medium-Term Senior Notes,
Series H

Buffered Return Optimization
Securities Linked to the
Russell 2000® Index
due on or about March 31, 2015

($10 Stated Principal Amount per Security)

Pricing Supplement

March    , 2013

(Including Underlying Supplement No. 2 dated
December 27, 2012, Prospectus Supplement dated December 20, 2012 and
Prospectus dated May 12, 2011)

__________________

TABLE OF CONTENTS
Page
Pricing Supplement
Key Terms	PS-2
Summary Information – Q&A	PS-3
Risk Factors Relating to the Securities	PS-6
Description of the Securities	PS-11
Description of the Russell 2000® Index	PS-19
United States Federal Tax Considerations	PS-21
Plan of Distribution; Conflicts of Interest	PS-25
Benefit Plan Investor Considerations	PS-26
Underlying Supplement
Risk Factors	1
Equity Index Descriptions	16
Commodity Index Descriptions	119
Fund Descriptions	139
Prospectus Supplement
Risk Factors	S-1
Important Currency Information	S-3
Forward-Looking Statements	S-4
Description of the Notes	S-5
United States Federal Tax Considerations	S-22
Plan of Distribution; Conflicts of Interest	S-31
Benefit Plan Investor Considerations	S-35
Legal Matters	S-37
Prospectus
Prospectus Summary	1
Forward-Looking Statements	7
Citigroup Inc.	7
Use of Proceeds and Hedging	7
European Monetary Union	9
Description of Debt Securities	9
United States Tax Documentation Requirements	33
United States Federal Income Tax Considerations	34
Currency Conversions and Foreign Exchange Risks Affecting
Debt Securities Denominated in a Foreign Currency	41
Description of Common Stock Warrants	43
Description of Index Warrants	44
Description of Capital Stock	47
Description of Preferred Stock	49
Description of Depositary Shares	52
Description of Stock Purchase Contracts and Stock Purchase
Units	54
Plan of Distribution	55
ERISA Considerations	57
Legal Matters	58
Experts	58